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                                                                  Exhibit 12.1


                  The Pep Boys - Manny, Moe & Jack and subsidiaries
                         Ratio of Earnings to Fixed Charges


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

                                       52 weeks        52 weeks         52 weeks         53 weeks        52 weeks       13 weeks
                                        ended           ended             ended           ended           ended          ended
                                      January 31,     January 30,       January 29,     February 3,     February 2,    November 2,
(in thousands, except ratios)            1998           1999               2000            2001            2002           2002
                                      -----------     -----------       -----------     ----------      -----------    -----------
Calculation of Earnings:

  Earnings before income taxes and
    cumulative effect of changes in
    accounting principle                $ 75,456       $ 7,284           $44,967         $(83,669)        $ 56,404       $24,802

  Fixed charges                           57,885        69,002            72,618           79,440           72,814        16,683

  Capitalized interest                    (1,861)       (1,020)           (1,098)            (489)              (1)          (16)
                                        ---------      -------           -------         --------         --------      --------

(a)  Total Earnings                     $131,480       $75,266          $116,487        $  (4,718)        $129,217       $41,469

Calculation of Fixed Charges:
  Interest                              $ 39,656       $48,930          $ 51,557        $  57,882         $ 51,335       $11,296

  Interest factor in rental expense       16,368        19,052            19,963           21,069           21,478         5,371

  Capitalized interest                     1,861         1,020             1,098              489                1            16
                                        ---------      -------           -------         --------         --------      --------

(b)  Total Fixed Charges                $ 57,885       $69,002           $72,618         $ 79,440         $ 72,814       $16,863
                                        ---------      -------           -------         --------         --------      --------

(c)  Ratio of Earnings to Fixed
      Charges (ab)                           2.3           1.1               1.6             (0.1)             1.8           2.5
                                        ---------      -------           -------         --------         --------      --------


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